UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2010

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code 520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 7.01 Regulation FD Disclosure

On September 20, 2010 we announced that we have settled the lawsuit filed on August 26, 2010, by Platinum Long Term Growth VI LLC and Alpha Capital Anstalt, two former lenders of our company. Platinum and Alpha were seeking to require our company to honor outstanding warrants held by Platinum and Alpha, at an exercise price of $0.002 per share and to issue to Platinum and Alpha a total of 441,972,030 shares of stock.

We entered into a settlement agreement with Platinum and Alpha whereby we agreed to amend the warrants issued to Platinum and Alpha on August 14, 2009 as follows: Platinum’s warrant will be increased to 70,368,557 common stock purchase warrants exercisable at $0.002 per common share until August 14, 2015. Alpha’s warrant will be increased to 84,321,650 common stock purchase warrants exercisable at $0.002 per common share until August 14, 2015. These warrants may still be exercised using a cashless exercise feature, however, the holders of the warrants are not permitted to own or have beneficial ownership in excess of 4.99% of our outstanding common stock.

In addition to the amended of the August 14, 2009 warrants, we agreed to issue to Platinum and Alpha common stock purchase warrants of 10,052,651 and 12,045,950, respectively, exercisable at $0.10 per common share expiring three years from the date of issuance with no cashless exercise provision.

We also agreed that the warrants issued to Platinum and Alpha in May 2007 will be modified so as not to permit the holders to own or have beneficial ownership in excess of 4.99% of our outstanding common stock.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	news release dated September 20, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By: /s/ James Briscoe
James Briscoe, President and Director
Date: September 20, 2010